Exhibit 4.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 28, 2011, by and between BALLANTYNE STRONG, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2010, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.                                       Section 1.1 (a) is hereby amended by deleting “June 30, 2011” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “June 30, 2012,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of June 28, 2011 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.                                       Section 3.1 (b) and (c) are hereby deleted in their entirety, and the following substituted therefor:

“(b)                           Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)                                     This Agreement and each promissory note or other instrument or document required hereby.

(ii)                                  Certificate of Incumbency (4).

(iii)                               Corporate Resolution: Borrowing.

(iv)                              Certified Copy of Resolution: Guaranty (3).

(v)                                 Continuing Guaranty from each guarantor listed in Section 1.4 hereof.

(vi)                              Disbursement Order.

(vii)                           Continuing Security Agreement: Rights to Payment and Inventory.

(viii)                        Exhibit A to UCC Financing Statement.

(ix)                                Such other documents as Bank may require under any other Section of this Agreement.

(c)                                  Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.”

3.                                       The following is hereby added to the Credit Agreement as Section 4.9 (b):

“(b)                           Total Liabilities divided by Tangible Net Worth not greater than 2.0 to 1.0 at any time, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.”

4.                                       Section 5.4 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.4.                 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business; provided however that Borrower may acquire stock or assets of other business entities so long as there exists no Event of Default, as defined herein, nor any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default as determined by Bank in Bank’s sole discretion.”

5.                                       Section 5.7 is hereby deleted in its entirety, without substitution.

6.                                       Section 5.8 shall be renumbered as Section 5.7.

7.                                       Section 7.4 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 7.4.                 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.”

8.                                       The following is hereby added to the Credit Agreement as Section 7.12:

“SECTION 7.12.           OPTION TO TERMINATE BY BORROWER. Borrower shall have the option, without penalty, at any time upon thirty (30) days prior written notice to Bank, to terminate this Credit Agreement by paying to Bank, in cash or other readily available funds the total of any and all outstanding indebtedness, obligations and borrowings, including without limitation, all costs, charges, expenses, fees and accrued unused commitment fees due Bank as of the date of such termination, and providing Bank with appropriate releases, including, releases on any outstanding Letters of Credit as of the date of termination of this Credit Agreement, all in form and substance satisfactory and acceptable to Bank.”

9.                                       Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

10.                                 Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

BALLANTYNE STRONG, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gary Cavey	By:	/s/ Michael H. Wheeler
Gary Cavey,		Michael H. Wheeler,
President and CEO		Relationship Manager